Exhibit 99

RPC, Inc. Reports Third Quarter 2015 Financial Results

ATLANTA, October 28, 2015 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2015. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2015 revenues decreased 53.0 percent to $291.9 million compared to $620.7 million in the third quarter of last year. Revenues decreased compared to the prior year due to lower activity levels and pricing for our services. Operating loss for the quarter was $51.5 million compared to operating profit of $106.7 million in the prior year. Net loss for the quarter was $35.2 million or $0.16 loss per share, compared to net income of $64.9 million or $0.30 diluted earnings per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased to $15.4 million compared to $163.4 million in the prior year. 1

Cost of revenues during the third quarter of 2015 was $234.6 million, or 80.4 percent of revenues, compared to $398.3 million, or 64.2 percent of revenues, during the third quarter of last year.  Cost of revenues decreased due to lower costs resulting from lower activity levels, reduced personnel and incentive compensation, and price reductions from suppliers, partially offset by the impact of increasing service intensity.  Additionally, as a result of a change in accounting estimate implemented during 2015, replacement parts totaling approximately $12.6 million were charged to cost of revenues rather than being capitalized. In addition, RPC recognized $3.8 million in additional cost of revenues during the third quarter of 2015 due to write-downs in the value of materials and supplies which are slow-moving or can no longer be effectively utilized in providing our services to customers. As a percentage of revenues, cost of revenues increased due to competitive pricing for our services and inefficiencies resulting from lower activity levels, as well as higher maintenance and repair expenses due to increasing service intensity.

Selling, general and administrative expenses were $35.9 million in the third quarter of 2015 compared to $50.8 million in the third quarter of 2014. These expenses decreased due to lower total employment costs and other cost reduction efforts as well as decreases in expenses which vary with activity levels. As a percentage of revenues, these costs increased to 12.3 percent in the third quarter of 2015 compared to 8.2 percent in the third quarter of 2014 primarily due to the relatively fixed nature of these costs during the short term. Depreciation and amortization increased to $69.0 million during the quarter compared to $57.2 million in the third quarter of the prior year due to capital equipment placed in service during the previous four quarters. RPC’s loss on disposition of assets was $3.8 million during the third quarter of 2015 compared to a loss of $7.7 million in the third quarter of 2014. The decrease in the loss on disposition of assets was partly due to a change in accounting estimate implemented during 2015 as discussed above.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Third Quarter 2015 Earnings Release

Interest expense during the third quarter of 2015 was $250 thousand, a decrease compared to $456 thousand during the third quarter of the prior year. Interest expense during the third quarter of this year was lower because of a lower average balance on RPC’s syndicated credit facility.

For the nine months ended September 30, 2015, revenues decreased 41.6 percent to $995.8 million compared to $1.7 billion last year. Net loss for the nine-month period was $61.7 million, or $0.29 loss per share, compared to net income of $167.6 million, or $0.77 diluted earnings per share last year.

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended September 30, 2015 decreased by $5.6 million or 1.9 percent compared to the second quarter of 2015. Revenues decreased due to lower activity levels and pricing for our services, partially offset by increased service intensity in pressure pumping. Cost of revenues during the third quarter decreased by $7.0 million or 2.9 percent due to lower employment expenses and lower materials and supplies expenses. Selling, general and administrative expenses during the third quarter of 2015 decreased by $4.5 million or 11.1 percent compared to the second quarter. RPC’s operating loss decreased slightly from $52.5 million in the second quarter of 2015 to $51.5 million in the third quarter. RPC’s loss before income taxes increased slightly from $52.6 million in the second quarter to $53.9 million in the third quarter. Net loss also increased slightly, from $34.1 million in the second quarter of 2015 to $35.2 million in the third quarter, while loss per share was $0.16 in both the second and third quarters of 2015.

Management Commentary

“The decline in the U.S. domestic oilfield unexpectedly steepened in the third quarter due to continued weakness in oil prices and concerns about oil prices in the near term,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average U.S. domestic rig count during the third quarter was 864, a decrease of 54.6 percent compared to the same period in 2014, and a decrease of 4.7 percent compared to the second quarter of 2015. The average price of natural gas was $2.73 per Mcf, a 30.2 percent decrease compared to the prior year, but a 1.1 percent increase compared to the second quarter of 2015. The unconventional rig count declined by 51.5 percent compared to the prior year and 6.4 percent sequentially. The average price of oil during the quarter was $46.81 per barrel, a 52.1 percent decrease compared to the prior year and an 18.6 percent decrease compared to the second quarter of 2015. This unexpected deterioration in our industry metrics prompted our customers to seek additional pricing concessions for most of our services, especially pressure pumping and coiled tubing.

“RPC continues to act to preserve our balance sheet strength and maintain our service delivery capability in preparation for our industry’s recovery. However, we also acknowledge that this protracted downturn requires additional cost reduction measures, which we undertook during the third quarter and will continue to examine during the coming months. We believe that the fourth quarter of 2015 will continue to be difficult, as our customers exhaust their 2015 budgets and have no incentive to maintain current operational levels in the near term. We note that service intensity in our pressure pumping service line increased during third quarter, even in our declining operating environment, which offers a glimpse of an eventual recovery. I am pleased to report that as a result of our expense controls, working capital management and capital expenditure reduction initiatives, the balance on our syndicated credit facility declined to $19.5 million at the end of the third quarter, a decline of $35.4 million compared to the end of the second quarter. Our financial strength will allow us to endure throughout the remainder of this downturn and emerge as a stronger service provider when the industry eventually recovers,” concluded Hubbell.

Third Quarter 2015 Earnings Release

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues decreased 53.0 percent for the quarter compared to the prior year due to lower activity levels and pricing as compared to the prior year, partially offset by increasing service intensity in our pressure pumping service line, which is the largest service line within Technical Services. Support Services revenues also decreased by 53.0 percent during the quarter compared to the prior year due principally to lower pricing and activity levels in the rental tool service line, which is the largest service line within this segment. Both Technical and Support Services reported operating losses due to lower revenues, partially offset by cost control efforts undertaken throughout the company.

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues:
Technical Services	$271,346	$576,908	$925,245	$1,588,270
Support Services	20,578	43,776	70,509	116,937
Total revenues	$291,924	$620,684	$995,754	$1,705,207
Operating (loss) profit:
Technical Services	$(44,240)	$102,849	$(87,631)	$267,462
Support Services	(1,850)	14,735	599	31,190
Corporate expenses	(1,594)	(3,239)	(9,695)	(12,407)
Loss on disposition of assets, net	(3,791)	(7,684)	(1,115)	(11,321)
Total operating (loss) profit	$(51,475)	$106,661	$(97,842)	$274,924
Interest expense	(250)	(456)	(1,331)	(842)
Interest income	5	4	20	14
Other (expense) income, net	(2,219)	(454)	3,902	457

(Loss) Income before income taxes	$(53,939)	$105,755	$(95,251)	$274,553

RPC, Inc. will hold a conference call today, October 28, 2015 at 9:00 a.m. ET to discuss the results of the third quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 572-7034 or (719) 325-2402 and using the access code #108253. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

Third Quarter 2015 Earnings Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, RPC’s belief that is selling, general and administrative expenses are of a relatively fixed nature during the short term, RPC’s belief that it will be able to continue to act to preserve its balance sheet strength and maintain its service delivery capability in preparation for the industry’s recovery, RPC’s plans to continue additional cost reduction measures during the coming months, RPC’s belief that the fourth quarter of 2015 will continue to be difficult as RPC’s customers exhaust their 2015 budgets and have no incentive to maintain current operational levels in the near term, RPC’s belief that service intensity in its pressure pumping service line during the third quarter offers a glimpse of an eventual industry recovery, and RPC’s believe that its financial strength will allow it to endure throughout the remainder of this industry downturn and emerge as a stronger service provider when the industry eventually recovers. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Third Quarter 2015 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	2015	2014
REVENUES	$291,924	$297,560	$620,684	$995,754	$1,705,207
COSTS AND EXPENSES:
Cost of revenues	234,640	241,617	398,306	768,702	1,102,596
Selling, general and administrative expenses	35,921	40,397	50,814	118,955	147,125
Depreciation and amortization	69,047	69,801	57,219	204,824	169,241
Loss (gain) on disposition of assets, net	3,791	(1,718)	7,684	1,115	11,321
Operating (loss) profit	(51,475)	(52,537)	106,661	(97,842)	274,924
Interest expense	(250)	(390)	(456)	(1,331)	(842)
Interest income	5	9	4	20	14
Other (expense) income, net	(2,219)	332	(454)	3,902	457
(Loss) income before income taxes	(53,939)	(52,586)	105,755	(95,251)	274,553
Income tax (benefit) provision	(18,766)	(18,531)	40,870	(33,571)	106,997
NET (LOSS) INCOME	$(35,173)	$(34,055)	$64,885	$(61,680)	$167,556

(LOSS) EARNINGS PER SHARE
Basic	$(0.16)	$(0.16)	$0.30	$(0.29)	$0.78
Diluted	$(0.16)	$(0.16)	$0.30	$(0.29)	$0.77

AVERAGE SHARES OUTSTANDING
Basic	213,679	212,598	215,202	213,617	215,200
Diluted	213,679	212,598	216,334	213,617	216,316

Third Quarter 2015 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2015	2014
ASSETS
Cash and cash equivalents	$7,508	$8,522
Accounts receivable, net	285,134	591,585
Inventories	136,248	153,948
Deferred income taxes	8,096	10,851
Income taxes receivable	27,078	11,081
Prepaid expenses	6,038	5,507
Other current assets	7,940	3,562
Total current assets	478,042	785,056
Property, plant and equipment, net	753,414	775,714
Goodwill	32,150	32,150
Other assets	24,485	23,113
Total assets	$1,288,091	$1,616,033

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$78,028	$182,123
Accrued payroll and related expenses	21,073	41,446
Accrued insurance expenses	4,730	5,526
Accrued state, local and other taxes	7,320	10,609
Income taxes payable	5,961	558
Other accrued expenses	152	1,214
Total current liabilities	117,264	241,476
Long-term accrued insurance expenses	10,874	10,082
Notes payable to banks	19,500	152,000
Long-term pension liabilities	33,661	22,786
Other long-term liabilities	15,992	14,285
Deferred income taxes	103,891	114,459
Total liabilities	301,182	555,088
Common stock	21,701	21,860
Capital in excess of par value	-	-
Retained earnings	984,168	1,049,636
Accumulated other comprehensive loss	(18,960)	(10,551)
Total stockholders' equity	986,909	1,060,945
Total liabilities and stockholders' equity	$1,288,091	$1,616,033

Third Quarter 2015 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(in thousands except per share data)	September 30, 2015	June 30, 2015	September 30, 2014	2015	2014

Reconciliation of Net (Loss) Income to EBITDA
Net (Loss) income	$(35,173)	$(34,055)	$64,885	$(61,680)	$167,556
Add:
Income tax (benefit) provision	(18,766)	(18,531)	40,870	(33,571)	106,997
Interest expense	250	390	456	1,331	842
Depreciation and amortization	69,047	69,801	57,219	204,824	169,241
Less:
Interest income	5	9	4	20	14
EBITDA	$15,353	$17,596	$163,426	$110,884	$444,622

EBITDA PER SHARE
Basic	$0.07	$0.08	$0.76	$0.52	$2.07
Diluted	$0.07	$0.08	$0.76	$0.52	$2.06